Exhibit 99.1

ENVIROKARE TECH, INC. ANNOUNCES STOCK REPURCHASE PROGRAM

New York, New York – October 8, 2007 – Envirokare Tech, Inc. ("Envirokare Tech") (OTCBB: ENVK) announced today that its Board of Directors has authorized a stock repurchase program under which the Company is authorized to repurchase shares of its issued and outstanding Common Stock during the next two years of up to a maximum of $500,000 in repurchase cost, or 1,100,000 shares, whichever is lesser, subject to proportional adjustment for stock splits, stock dividends and the like, and that the share repurchase two year period will end at 5 p.m. on October 5, 2009.

Envirokare Tech said that such shares may be purchased from time to time at prevailing prices in the open market, by block purchases, in private transactions or in derivative transactions, and the repurchase program may be discontinued at any time by the Company.  Envirokare Tech has approximately 60 million shares of Common Stock outstanding.  The shares repurchased will be canceled upon purchase.  Envirokare Tech intends to fund such repurchases with available cash on hand and all such repurchases shall be made in accordance with applicable federal and state securities laws and regulations, including Rule 10b-18 of the Securities and Exchange Commission under the Securities Exchange Act of 1934.

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TPF ThermoPlastic Flowforming™ is an emerging process technology for the low pressure, fully automated molding of long-fiber-reinforced ("LFRT") and nonreinforced thermoplastic large structural parts providing enhanced mechanical properties through, with respect to LFRT parts, the randomization and preservation of fiber length in molded parts.  LFRT and nonreinforced molded products represent two of the fastest growing segments of the worldwide molded plastics market, with applications replacing conventional materials such as steel, aluminum, wood, fiberglass and cement, in nearly all major industrial market segments.  The worldwide market for LFRT and nonreinforced products is estimated to be a multi-billion pound opportunity with double-digit growth rates currently and into the future.  The enhanced mechanical properties of TPF ThermoPlastic Flowforming™  molded products, coupled with low material costs (including the use of recycled polymers) and low conversion costs, make TPF ThermoPlastic Flowforming™  patented technology a strong contender for this multi-billion pound opportunity.

Envirokare welcomes inquiries regarding their products and programs.  Interested parties are also directed to the SEC's EDGAR informational system to obtain currently filed Envirokare corporate information.

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This letter contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Act").  In particular, when used in the preceding discussion, the words "plan," "confident that," "anticipate," "believe," "expect," "intend to," and similar conditional expressions are intended to indemnify forward-looking statements within the meaning of the Act and are subject to the safe harbor created by the Act.  Such statements are subject to certain risks and uncertainties, and actual results could differ materially from those expressed in any forward-looking statements.  Such risks and uncertainties include, but are not limited to, market conditions, competitive factors, the ability to successfully complete additional financings, and other risks.